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                                                                    EXHIBIT 99.1


MEDIA CONTACTS:                                 INVESTOR RELATIONS CONTACT:
Kristi Lamont Ellis                             Jenifer M. Goforth
Regions Financial Corp.                         Regions Financial Corp.
205/326-7179                                    205/244-2823
kristi.ellis@regions.com                        jenifer.goforth@regions.com


JULY 1, 2004

REGIONS AND UNION PLANTERS COMPLETE MERGER;
INTEGRATION WILL PROGRESS SMOOTHLY, SAYS CHAIRMAN

BIRMINGHAM, ALA. - Regions Financial Corp. and Union Planters Corp. formally completed their merger at 12:01 a.m. Thursday, July 1, 2004, creating the new Regions Financial Corporation, which will trade under the ticker symbol RF on the New York Stock Exchange beginning today.

"Today is the first day in the history of the new Regions," said Regions Chairman and Chief Executive Officer Carl E. Jones Jr. "We are bringing together two strong traditions of community focus and customer service for the benefit of our shareholders, associates and customers, and are proud to do so.

"Now that we are legally unified, our many hours of merger planning can be translated into action," Jones said. "We are focused on our customers, and this is reflected in the methodical and deliberate timing of the integration of our various areas of operations.

"Thanks to our comprehensive planning effort, we feel confident that our integration will progress smoothly from the beginning," he said.

In one of the new company's first integration activities, it will immediately offer its some 5 million customers access to the combined Regions-Union Planters 1,700-ATM network for cash withdrawals and balance inquiries. Regions will begin conversion of major Union Planters bank operating systems in early 2005. As merger integration progresses, conversion of Union Planters banking offices and other operations will occur gradually through 2006, with plans to notify customers in advance of any changes that may affect their banking relationships. New Web site pages, accessible via links on the home pages of www.regions.com and www.unionplanters.com, already offer some merger-related information for customers, including a comprehensive list of frequently asked questions.

In other integration activities, accounts held by Union Planters' former investment division will be transferred over the course of this month to new accounts set up at Morgan Keegan & Company Inc., Regions' investment and securities brokerage, trust and asset management division. Clients will receive a final statement in August recapping


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July activity, and a new Morgan Keegan statement in early September. All Union
Planters investment executives have been asked to join Morgan Keegan and to continue to work with their existing clients. The trust operations of the new company - which reaches across 15 states in the South, Midwest and Texas - will immediately operate under the shared trade name Regions Morgan Keegan Trust.

Finally, the company's primary mortgage arm, Regions Mortgage, will be headquartered in Memphis, Tenn., effective immediately, and expects to begin major systems conversions in the fall.

Regions, now with 1,400 branches and more than 145 brokerage offices, enjoys a strong market position in the combined mid-South region of Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee, and has meaningful positions in surrounding high-growth markets with significant opportunity for investment. The new company has more than $80 billion in assets and a market capitalization of approximately $14 billion.

Regions' new President and CEO-designate Jackson W. Moore, who was chairman, president and CEO of Union Planters, marked the merger close by commending the company's employees and shareholders.

"An amazing amount of effort has gone into preparing us for this day and for the many opportunities we have in front of us to provide excellent quality service and an expanded array of financial solutions to our customers," Moore said. "I am proud of our associates and shareholders for embracing this merger and making it happen.

"As Carl said, this is a new chapter in the rich history of both companies, and we are privileged to be able to help write it," he said.

ABOUT REGIONS FINANCIAL CORPORATION
Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, securities brokerage, mortgage, and insurance products and services. With its merger with former Union Planters Corp. complete, Regions has some $80 billion in assets, making it one of the nation's Top 15 financial services providers. Regions' banking subsidiaries, Regions Bank and Union Planters Bank, operate some 1,400 offices and a 1,700-ATM network across a 15-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from more than 145 offices. Additional information about the new Regions, which is a member of both the Forbes and Fortune 500 and operates one of the Top 20 mortgage companies in the United States, can be found at www.regions.com.

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